Exhibit 12

Orion Power Holdings, Inc.
Earnings to fixed charges
                                                             Year Ended December 31,
                                                              1999                2000
                                                       -----------------------------------
Earnings to fixed charges:
Earnings:
Income before taxes                                          $ 10,458           $  48,781
Interest expense                                               23,589             157,233
Interest capitalized                                               --               1,027
Portion of rent expenses
  representing interest                                            --
                                                                                       69
Amortization of loan costs                                      2,178              11,367
                                                       -----------------------------------
Total earnings (before taxes and fixed charges)              $ 36,225           $ 218,477

Fixed Charges:
Interest expense                                               23,589             157,233
Interest capitalized                                               --               1,027
Portion of rent expenses
   representing interest                                           --
                                                                                       69
Amortization of loan costs                                      2,178              11,367
                                                       -----------------------------------
Total fixed charges                                          $ 25,767           $ 169,696

Ratio of earnings to fixed charges                               1.41 x              1.29 x